UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 9, 2009

HNI Corporation
(Exact Name of Registrant as Specified in Charter)

Iowa	1-14225	42-0617510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 East Second Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code:  (563) 272-7400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 9, 2009, HNI Corporation (the "Corporation") notified its members (i.e., employees) and the union representing the bargaining unit at its Owensboro, Kentucky office furniture manufacturing facility it has made the tentative decision, pending negotiations with the union, to close this facility beginning in the fourth quarter of 2009.  The Corporation plans to consolidate the Owensboro facility's production into existing office furniture manufacturing facilities and anticipates the closure and consolidation to be effectively completed by the end of the second quarter of 2010.  The Corporation made this tentative decision due to challenging market conditions and to reduce structural costs.

The Corporation anticipates charges related to the closure will impact pre-tax earnings an estimated $6.1 million.  The following table lists the estimated composition of these charges:

 (Dollars in millions)
Time Period	Restructuring Costs (cash)	Accelerated Depreciation (non-cash)	Other Costs	Total
2009 Q3	$2.2	$ -	$ -	$2.2
2009 Q4	$0.1	$0.2	$0.3	$0.6
2010 Q1	$0.1	$0.2	$0.2	$0.5
2010 Q2	$1.4	$0.1	$1.3	$2.8
Total				$6.1

The Corporation also anticipates additional charges which cannot be estimated until the Corporation and the union conclude negotiations over the effects of the facility closing, as required by the union contract.  The Corporation expects to complete these negotiations along with the details of the production phase-out during the fourth quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	October 9, 2009	By	/s/ Steven M. Bradford
Steven M. Bradford Vice President, General Counsel and Secretary